UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2012

CASCADE CORPORATION

(Exact name of registrant as specified in charter)

Oregon	1-12557	93-0136592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 N.E. 201st Avenue

Fairview, Oregon 97024-9718

(Address of principal executive offices) (Zip Code)

(503) 669-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 27, 2012, Cascade Corporation (the “Company”) entered into Severance Agreements (the “CIC Agreements”) with Joseph G. Pointer, Vice President and Chief Financial Officer, Susan Chazin-Wright, Vice President-Human Resources, and Jeffrey K. Nickoloff, Vice President – Corporate Manufacturing, providing severance benefits to these individuals in the event of an involuntary termination following a change in control.

The CIC Agreements provide the following benefits in the event a covered executive is involuntarily terminated within 12 months following a change in control (“CIC”) of the Company:

•	Lump sum cash payment of two times average annual compensation, which includes annual base salary plus annual cash bonus or incentive compensation, for the prior three calendar years;

•	Acceleration of all outstanding stock awards not vested as of the date of an involuntary termination; and

•	Health care benefits for up to two years at the Company’s expense.

Benefits will be cut back in the event payments under a CIC Agreement would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code

A change of control is deemed to have occurred under the CIC Agreements upon:

•	A change in the composition of a majority of the Board as a result of contested elections over a 24 month period.

•	Approval by the Company’s stockholders of any plan or proposal for liquidation or dissolution of the Company.

•	Merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred.

•

Acquisition by a person or group of related persons of securities possessing more than 35% of the total combined voting power of our outstanding securities, pursuant to a transaction which the Board does not recommend to our shareholders.

Under the terms of each CIC Agreement, the executive officer will be deemed to have been involuntarily terminated if he or she resigns following (a) a change in position which materially reduces duties or responsibilities or changes the level of management to which the executive reports, (b) a 20% or greater reduction in base salary, or (c) a change in place of employment to a location more than 50 miles from the place employment prior to a CIC.

In consideration of the benefits payable under the CIC Agreements, each executive must execute and deliver a release agreement in form and substance satisfactory to the Company as a condition to receipt of benefits.

The Company also entered into CIC Agreements with other Vice Presidents and the Treasurer at the Company on identical terms.

Also as of March 27, 2012, the Company entered into amended and restated Severance Agreements with its President and Chief Executive Officer, Robert C. Warren, Jr., and Senior Vice President and Chief Operating Officer, Richard S. Anderson, to amend the existing Severance Agreements to provide that CIC benefits will be calculated based on average total annual base salary and cash bonus or incentive payments, rather than the executive’s reported income for tax purposes. Following this change, benefits for Mr. Warren and Mr. Anderson are calculated in the same manner as those for the other named executive officers as described above, except that Messrs. Warren and Anderson continue to be entitled to 2.99 times average annual compensation, rather than the two times payable to other named executive officers.

The above description of the material terms of CIC agreements with the Company’s named executive officers is a summary only, does not purport to be a complete description of all terms, and is qualified in its entirety by reference to the full text of the agreements, copies of which are filed as exhibits to this report and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed with this Form 8-K:

10.1	Amended and Restated Severance Agreement dated March 10, 2012, between the Company and Robert C. Warren, Jr.

10.2	Amended and Restated Severance Agreement dated March 10, 2012, between the Company and Richard S. Anderson.

10.3	Severance Agreement dated March 10, 2012, between the Company and Joseph G. Pointer.

10.4	Severance Agreement dated March 10, 2012, between the Company and Susan Chazin-Wright.

10.5	Severance Agreement dated March 10, 2012, between the Company and Jeffrey K. Nickoloff.

Each of the agreements listed above was executed by the named executive officer on March 27, 2012, and constitutes a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cascade Corporation

Dated: April 2, 2012	By:	/s/ JOSEPH G. POINTER
Joseph G. Pointer
Chief Financial Officer